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                                                                   EXHIBIT 10.7


                         PENNZOIL-QUAKER STATE COMPANY
                            SALARY CONTINUATION PLAN

I. PURPOSES OF PLAN, DEFINITIONS AND DURATION.

         1.1 Purposes. This Salary Continuation Plan (the "Plan") of Pennzoil-Quaker State Company (the "Company") for selected executives is intended to reward executives of outstanding competence and ability for past services by providing benefits to their surviving spouses and dependents in the event of an executive's death during employment.

         1.2 Definitions.

                  (a) "Company" means Pennzoil -Quaker State Company or any successor.

                  (b) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock or any affiliated company which is controlled by the Company by reason of a management contract and stock ownership.

                  (c) "Board" means the Board of Directors of the Company.

                  (d) "Closing Date" means the date of Closing described in the Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company, Downstream Merger Company and Quaker State Corporation ("Merger Agreement").

                  (e) "Employee" means any person, including an officer of the Company or any Subsidiary (whether or not he is also a director thereof), who, at the time such person is designated a Participant hereunder, is employed by the Company or any Subsidiary on a full-time basis, who is compensated for such employment by a regular salary and who, in the opinion of the Committee, is one of the key executives of the Company or any Subsidiary.

                  (f) "Participant" means an Employee who has been designated by the Committee to participate in the Plan.

                  (g) "Spouse" means (1) the surviving spouse of a Participant who has been married to the Participant for more than one year at the time of his death and (2) a surviving spouse assigned to receive benefits under this Plan by the Merger Agreement pursuant to Section
         4.4 of this Plan.

                  (h) "Retirement Plan" means the Pennzoil-Quaker State Company Salaried Employees Retirement Plan.


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                  (i) "Normal Retirement Date" means the normal retirement date under the Retirement Plan.

         1.3 Term. The effective date of the Plan is the Closing Date. The Plan shall continue until terminated by the Board as herein provided.

II. ADMINISTRATION OF THE PLAN - COMMITTEE.

         2.1 Appointment of Committee. The Plan shall be administered by the Compensation Committee or such other committee of the Board as may be designated by the Board from time to time (the "Committee").

         2.2 Committee Powers. The Committee shall be deemed to have and to be exercising all of the powers of the Board in the performance of any of the powers and duties delegated to it under the Plan, including, but without limiting the generality of the foregoing, the selection of Participants. The Committee may from time to time establish rules for the administration of the Plan which are not inconsistent with the provisions and purposes of the Plan.

         2.3 Committee Action. A majority of the members of the Committee shall constitute a quorum for the transaction of business. All action taken by the Committee at a meeting shall be by the vote of a majority of those present at such meeting, but any action may be taken by the Committee without a meeting upon written consent signed by all of the members of the Committee. Members of the Committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         2.4 Committee Determinations Conclusive. The determination of the Committee as to any disputed question of construction or interpretation arising under the Plan shall be final, binding, and conclusive upon all persons.

III. ELIGIBILITY OF EMPLOYEES.

         3.1 Eligibility Requirements. The Committee may from time to time establish eligibility requirements for Employees to participate in the Plan.

         3.2 Designation of Participants. From time to time during the continuation of the Plan, the Committee may designate one or more eligible Employees to participate in the Plan and shall advise each such Employee of his selection. If a Participant's employment is terminated for any reason his participation in this Plan shall be terminated.


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IV. SALARY CONTINUATION PAYMENTS.

         4.1 Salary Continuation Payable to Spouse. In the event of the death of a Participant while in the employment of the Company or any Subsidiary, the Committee shall cause the Company to pay to the Participant's Spouse a Monthly Salary Continuation Benefit for the remainder of his or her life in an amount determined under paragraph 4.2 hereof.

         4.2 Amount of Monthly Salary Continuation Benefit. The Spouse of a deceased Participant shall be entitled to receive a Monthly Salary Continuation Benefit, commencing on the first day of the month following the deceased Participant's death and continuing for the life of the Spouse, determined under whichever of the following provisions is then applicable:

                  (a) Monthly benefits payable before the Normal Retirement Date of the deceased Participant. The Monthly Salary Continuation Benefit payable to a Spouse for a month preceding the deceased Participant's Normal Retirement Date shall be in an amount equal to 55% of the Participant's monthly salary on the date of his death less amounts received by the Spouse as a Spouse's benefit under the Retirement Plan and/or under any individual contractual agreement with the Company, and less any amounts received by her under the U.S. Social Security Act and less any amounts from any retirement or other plan or individual contractual agreement of a former employer.

                  (b) After the deceased Participant's Normal Retirement Date. The Monthly Salary Continuation Benefit payable to the Spouse of a deceased Participant on and after his Normal Retirement Date shall thereafter be changed to an amount equal to the monthly Spouse's benefit which would have been payable under the Retirement Plan if the deceased Participant had continued his employment as an Employee of the Company or any Subsidiary until his Normal Retirement Date, at the same monthly salary as in effect on the date of his death, and had died on the day preceding his Normal Retirement Date, less any Spouse's benefits received by the Spouse from the Retirement Plan and/or under any individual contractual agreement between the Company and the Participant, and less any amounts received by her under the U.S. Social Security Act, and less any amounts from any retirement or other plan or individual contractual agreement of a former employer.

         4.3 Medical Expenses Reimbursement. During the period that an Employee's Spouse is receiving benefits under Section 4.2 of this Plan, medical expenses incurred by such Spouse and the eligible dependents of the deceased Employee and his Spouse shall be reimbursed in the same manner and to the same extent as if coverage under the Pennzoil-Quaker State Company Medical Expenses Reimbursement Plan as in effect on the Closing Date had continued in full force and effect. Any reimbursement of medical expenses pursuant to this Section 4.3 shall be made only if the medical expense, or portion thereof sought to be reimbursed, is not otherwise reimbursable or paid by another plan or program of the Company or by U.S. Social Security, Medicare, Medicaid or any


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analogous state or federal program, assuming in all cases that any person eligible for such otherwise reimbursable expense had properly applied for reimbursement from such federal or state program.

         4.4 Salary Continuation Payments in Respect of Former Employees of PennzEnergy Company (formerly Pennzoil Company). Benefits payable under the PennzEnergy Company Salary Continuation Plan (formerly, the Pennzoil Company Salary Continuation Plan) which were in pay status as of the "Distribution Date," as defined in the Merger Agreement, will continue under this Plan in lieu of any further payments under the PennzEnergy Company Salary Continuation Plan after the Closing Date with respect to the spouse of any former employee (which person shall be a Spouse under this Plan) who (i) was employed by a member of the "Downstream Group" as of his date of death, (ii) would have been classified as a "Downstream Former Employee," or (iii) who is assigned to the Company under the Merger Agreement, as terms in quotes are defined in the Merger Agreement.

         4.5 Withholding of Taxes. The Company shall deduct from the amount of all benefits paid to Spouses under the Plan any taxes required to be withheld by the Federal or any state or local government.

V. RIGHTS OF PARTICIPANTS AND SPOUSES.

         5.1 Limitation of Rights. Nothing in this Plan shall be construed to:

                  (a) Give any Employee of the Company or a Subsidiary any right to participant in this Plan; or

                  (b) Limit in any way the right of the Company or any Subsidiary to terminate a Participant's employment with the Company or any Subsidiary at any time; or

                  (c) Give a Participant or any Spouse of a deceased Participant any interest in any fund or in any specific asset or assets of the Company or any Subsidiary; or

                  (d) Be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position or at any particular rate of remuneration.

         5.2 Nonalienation of Benefits. No benefit when granted under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge of any nature, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No such benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

         5.3 Prerequisites to Benefits. No Spouse shall have any right or interest in the Plan, or any benefits hereunder, unless and until all the terms, conditions and provisions of the Plan which affect such Spouse or the deceased Participant shall have been complied with as specified herein.




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VI. MISCELLANEOUS.

         6.1 Amendment or Termination of the Plan. The Board may amend or terminate this Plan at any time. Any such amendment or termination shall not, however, affect the rights of the Spouse of any deceased Participant to the benefits provided hereunder.

         6.2 Reliance upon Information. The Board and the Committee shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any such decision or action taken by the Board or the Committee in reliance upon any information supplied to them by an officer of the Company, the Company's legal counselor or by the Company's independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.

         6.3 Applicable Laws. This Plan shall be construed, administered and governed in all respects under the laws of the State of Texas.

                                                 PENNZOIL-QUAKER STATE COMPANY


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